Exhibit 3.2(d)

OPERATING AGREEMENT

OF

AMRESCO, LLC

THIS OPERATING AGREEMENT AND DECLARATION (this “Agreement”) of AMRESCO, LLC (the “Company”) is entered into as of February 2, 2011 by VWR International, LLC, a Delaware limited liability company, the sole member of the Company (the “Member”).

W I T N E S S E T H:

WHEREAS, the Company was originally formed as “AMRESCO Inc.” pursuant to and in accordance with the laws of the State of Ohio;

WHEREAS, the Member has caused to be filed with the Ohio Secretary of State a Certificate of Conversion (the “Certificate of Conversion”) and Articles of Organization (the “Articles of Organization”) to convert the Company from a corporation to a limited liability company; and

WHEREAS, the Member desires to enter into this Agreement as to the affairs of the Company and the conduct of its business, and the Member intends that this Agreement constitute the “operating agreement” of the Company, within the meaning of that term as defined in Chapter 1705 of the Ohio Revised Code (the “Act”);

NOW THEREFORE, it is agreed and stated as follows:

ARTICLE I.

ORGANIZATIONAL MATTERS

Section 1.1 Formation and Name. The Company has been organized as an Ohio limited liability company by executing, delivering and filing the Articles of Organization and Certificate of Conversion with the Ohio Secretary of State in accordance with and pursuant to the Act. The Board (as defined below), or its designee(s), shall from time to time file in a prompt manner any and all certificates of amendment, restatement or dissolution as shall be required by applicable law.

Section 1.2 Office. The principal offices of the Company, at which its books and records shall be kept, shall be located at 6681 Cochran Road, Solon, OH 44139, or at such other location as shall from time to time be determined by the Board. Notice shall be given to the Member of any change in the location of the principal office of the Company.

Section 1.3 Statutory Agent. The statutory agent for service of process on the Company shall be David Camiener, 6681 Cochran Road, Solon, OH 44139. The Board has the right, power and authority to revoke the appointment of the statutory agent of the Company from time to time, and appoint a substitute or replacement statutory agent, in accordance with applicable law.

Section 1.4 Purpose and Powers. The purpose of the Company is to engage in any and all lawful acts or activities for which limited liability companies may be formed under the Act. In furtherance of such purpose, the Company shall have all of the powers granted to or permitted of a limited liability company under the laws of the State of Ohio, including, without limitation, the powers specifically enumerated in the Act.

Section 1.5 Term. The term of the Company shall continue until dissolved, which shall occur upon the earlier of (i) the consent of the Member or (ii) entry of a judicial decree of dissolution, and shall terminate as soon as the winding up of its affairs upon such dissolution has been completed in accordance with Article V.

Section 1.6 Tax Matters. So long as the Company has only one member, the Company shall be disregarded as an entity separate from its member, solely for tax purposes, in accordance with Sections 301.7701-1, -2 and -3 of the regulations promulgated under the Internal Revenue Code of 1986, as amended, and the profits, losses, income, loss, deductions, credits and similar items of the Company shall be allocated accordingly.

ARTICLE II.

MEMBER, CAPITAL AND DISTRIBUTIONS

Section 2.1 The Member. The name of the sole member is VWR International, LLC.

Section 2.2 Capital Contributions. The Member shall determine the amounts, forms and timing of capital contributions required of the Member. Nothing contained in this Agreement shall be construed to require the Member to restore any deficit balance in the Member’s capital account.

Section 2.3 Distributions. Distributions of cash or property under circumstances not involving the liquidation of the Company, if any, shall be within the discretion of the Member as to amount, form and frequency.

Section 2.4 Limited Liability of Member. Subject to the provisions of the Act, the Member shall not be liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company beyond the Member’s capital contributions.

ARTICLE III.

MANAGEMENT OF THE COMPANY

Section 3.1 General. The Company shall be managed by a Board of Managers (the “Board”). The Board shall collectively have the power and authority of a “manager” within the meaning of that term as used in the Act, on the terms and subject to the conditions set forth in this Article Three. The Board shall be responsible for the establishment of operating policies and procedures governing the business affairs of the Company, subject to the limitations imposed by the Act and this Agreement. Individuals serving on the Board shall be referred to herein as a “Manager” and collectively as “Managers”. The members of the Board shall receive no compensation for their services on the board. Managers need not be Members.

Section 3.2 Number of Managers and Term of Office.

(a) The Board shall consist of three (3) Managers, or such other number as the Member may determine at any time and from time to time.

(b) Each Manager shall serve at the pleasure of the Member or until such Manager’s earlier resignation or death. Each Manager shall be subject to immediate removal at any time by the Member, with or without assigning any cause. The Member may replace any Manager and may fill any vacancy on the Board.

(c) As of the date of this Agreement, the Board shall consist of the following individuals:

Theresa A. Balog

Theodore C. Pulkownik

David A. Camiener

Section 3.3 Quorum and Voting.

(a) All decisions of the Board shall require the majority vote of the entire Board.

(b) A quorum shall consist of a majority of the entire Board.

(c) No Manager acting alone shall have the power or authority to bind the Board or the Company.

Section 3.4 Meetings. Meetings shall be held at such times and such locations as the Managers may decide. Any meeting of the Board may be held by means of conference telephone, video conference equipment or similar communications equipment by means of which all persons participating in the meeting can hear each other. The Board shall cause written minutes to be prepared of all meetings of and actions taken by the Board.

Section 3.5 Written Action. The Board may act without a meeting if the action taken is approved in writing by the same number of Managers as would be required to approve such action at a meeting, and such approval shall be filed with the minutes of the Board.

Section 3.6 Actions Requiring Consent of Member. Notwithstanding any other provision of this Agreement to the contrary, the following powers shall be reserved to the Member and the following actions shall require the approval of the Member:

(a) any merger, consolidation or exchange involving the Company or any sale, lease or other disposition of all, or substantially all, of the property and assets, with or without the goodwill, of the Company;

(b) any amendment to the Articles of Organization or this Agreement;

(c) except as otherwise provided in the Act, the dissolution or liquidation of the Company or liquidation of its assets;

(d) filing a voluntary petition in bankruptcy by the Company;

(e) establishing any subsidiary or entity owned by the Company;

(f) guaranteeing the liabilities or debts of any person or entity; or

(g) increasing or decreasing the number of Managers.

Section 3.7 Officers.

(a) The Board may appoint officers of the Company (the “Officers”) from time to time to act for or on behalf of the Company and for the Board. A Manager may serve as an Officer. An Officer may hold one or more offices simultaneously. Any Officer shall have only that authority as delegated to him or her by the Board.

(b) Without limiting the generality of the foregoing, the Board may from time to time elect, if desired, as Officers, any of the foregoing: a president and chief executive officer, a secretary, a treasurer, one or more vice presidents and one or more assistant officers. Officers may be paid such compensation as the Board may determine.

(i) Tenure of Office. The Officers shall hold office at the pleasure of the Board. Any officer of the Company may be removed, either with or without cause, at any time, by the Board; such removal, however, shall be without prejudice to the contract rights, if any, of the person so removed.

(ii) Duties of the President and Chief Executive Officer. The president and chief executive officer shall have general supervision, direction and control of the conduct of the Company’s ordinary and usual business affairs and its day-to-day operations, subject to any limitations as may be imposed by the Board. The president and chief executive officer shall see that all orders and resolutions of the Member and of the Managers are effected and shall have and shall exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or pursuant to this Agreement.

(iii) Duties of the Vice Presidents. In the absence of the president or in the event of his inability or refusal to act, the vice president, if any (or in the event that there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election), shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(iv) Duties of the Secretary. It shall be the duty of the secretary or of an assistant secretary, if any, in case of the absence or inability to act of the secretary, to keep minutes of all the proceedings of the Board or the Member and to make a proper record of the same; to perform such other duties as may be required by law; to perform such other and further duties as may from time to time be assigned to him by the Board; and to deliver all books, paper and property of the Company in his possession to his successor, or to the president.

(v) Duties of the Treasurer. The treasurer or an assistant treasurer, if any, in case of the absence or inability to act of the treasurer, shall receive and safely keep in charge all money, bills, notes, choses in action, securities and similar property belonging to the Company, and shall do with or disburse the same as directed by the president or the Board; shall keep an accurate account of the finances and business of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital and shares, together with such other accounts as may be required and hold the same open for inspection and examination by the Member; shall, upon the expiration of his term of office, deliver all money and other property of the Company in his possession or custody to his successor or the president; and shall perform such other duties as from time to time may be assigned to him by the Board.

(vi) Initial Officers. The Board of Managers hereby designates the following individuals to serve in the following capacities as the initial officers of the Company:

President and Chief Executive Officer	David A. Camiener
Vice President	Theresa A. Balog
Vice President	James M. Kalinovich
Vice President, Tax	Martin A. Goldman
Secretary	Thomas D. Salus

ARTICLE IV.

INDEMNIFICATION

Section 4.1 Indemnification. The Company shall, to the fullest extent permitted under the Act and other applicable law, indemnify any person who is a party, or is threatened to be made a party, to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding because such person is or was a Manager, Member, Officer, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, partner, director, shareholder, trustee, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against costs, claims, damages, losses, judgments, fines and expenses (including without limitation, reasonable attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person’s act or omission giving rise to any claim for indemnification under this Article IV was not occasioned by such person’s fraud, willful misconduct, gross negligence or intent to cause injury to the Company or by such person’s reckless disregard for the best interests of the Company, and in respect of any criminal action or proceeding, such person had no reasonable basis to believe such person’s conduct was unlawful.

ARTICLE V.

DISSOLUTION

Section 5.1 Liquidation. Upon the dissolution of the Company, the Board, or its designee(s), shall proceed to liquidate the Company and to apply and distribute the proceeds of liquidation as provided in the Act.

Section 5.2 Operations During Liquidation. Upon the determination by the Member that the Company is to be dissolved and liquidated or as otherwise provided in the Act, the business of the Company during the period of liquidation shall be carried on by the Board as provided herein to the extent necessary to wind up the business and affairs of the Company.

Section 5.3 Termination. Upon compliance with the foregoing distribution plan (including payment over to an escrow agent or trustee, if deemed appropriate by Board and if there be sufficient funds therefor), the Company shall cease to be such, and the Board shall execute, acknowledge and cause to be filed a certificate of dissolution of the Company with the Secretary of State, including the name of the Company and the effective date of its dissolution subject to and in accordance with applicable law.

ARTICLE VI.

GENERAL PROVISIONS

Section 6.1 No Third Party Beneficiaries. None of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of the LLC or as being enforceable by any party not a signatory hereto. There shall be no third party beneficiaries of this Agreement.

Section 6.2 Entire Agreement. This Agreement constitutes the entire “operating agreement” of the LLC within the meaning of the Act and contains the entire understanding, agreement and statement of the Member upon the subject matter of this Agreement and may only be amended, changed or waived in a writing signed by the Member. The Member acknowledges that the provisions of the Act shall govern the affairs of the LLC and the conduct of its business, except as provided in this Agreement.

Section 6.3 Provisions Binding. This Agreement shall inure to the benefit of and be binding upon the Member and the Member’s heirs, executors, administrators, successors and assigns.

Section 6.4 Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Ohio.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement and Declaration of AMRESCO, LLC, effective as of the date and year first above written.

MEMBER:

VWR INTERNATIONAL, LLC

/s/ Theodore Pulkownik
Theodore Pulkownik, Senior Vice President